Exhibit 99.1

May 11, 2018

Pulmatrix Reports Q1 2018 Results

LEXINGTON, MA – Pulmatrix, Inc. (NASDAQ: PULM) today reports its first quarter results.

“We reached a major milestone for our Pulmazole program in the first quarter with the initiation of dosing in our phase 1/1b study. With a financing that closed in April, we were able to strengthen our balance sheet by bringing in gross proceeds of $15.9 million”, said Robert W. Clarke, Ph.D., chief executive officer of Pulmatrix.

Financials

As of March 31, 2018, Pulmatrix had $1.55 million in cash and cash equivalents, compared to $3.6 million as of December 31, 2017. In early April 2018, Pulmatrix completed a financing that resulted in $15.9 million total gross proceeds, prior to deducting underwriting discounts and commissions and other estimated offering expenses.

Pulmatrix generated $0.2 million of revenues in the first quarter of 2018, compared to no revenue for the first quarter of 2017. The revenue for the first quarter of 2018 resulted from the Cystic Fibrosis Foundation Therapeutics award related to our Pulmazole program.

Research and development expenses for the first quarter of 2018 were $3.2 million, compared to $1.7 million for the same period last year. The increase was primarily due to increases in clinical development costs and external service costs on the Pulmazole and PUR1800 projects. General and administrative expenses for the first quarter of 2018 were $2.0 million, compared to $1.6 million for the same period in 2017. The increase was primarily due to increased employment costs and increased patent costs relating to the in-licensed Respivert compounds.

Net loss for the first quarter of 2018 was $5.2 million compared to a net loss of $3.5 million in the same period last year. The increase in net loss was attributable to the noted operating expense increases.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for serious lung diseases, including Pulmazole, an inhaled anti-fungal for patients with allergic bronchopulmonary aspergillosis (“ABPA”), and PUR1800, a narrow spectrum kinase inhibitor for patients with obstructive lung diseases including asthma and chronic obstructive pulmonary disease (“COPD”). In addition, Pulmatrix has partnered with Vectura Group plc to develop Pulmatrix’s drug candidate, PUR0200, for COPD for the U.S. market. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 13, 2018, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Financial Tables to Follow

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	At March 31, 2018	At December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,553	$3,550
Accounts receivable	153	—
Prepaid expenses and other current assets	346	696

Total current assets	2,052	4,246
Property and equipment, net	554	614
Long-term restricted cash	204	204
Goodwill	10,914	10,914

Total assets	$13,724	$15,978

Liabilities and stockholders’ equity
Current liabilities:
Loan payable, net of debt discount and issuance costs	$2,524	$3,221
Accounts payable	1,192	457
Accrued expenses	2,479	2,162
Derivative liability	1	1

Total current liabilities	6,196	5,841

Stockholders’ equity:
Common stock, $0.0001 par value — 100,000,000 shares authorized; 22,280,160 and 21,047,498 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	2	2
Additional paid-in capital	186,749	184,137
Accumulated deficit	(179,223)	(174,002)

Total stockholders’ equity	7,528	10,137

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$13,724	$15,978

CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2018	2017
Revenues	$153	$—
Operating expenses
Research and development	3,221	1,672
General and administrative	2,046	1,640

Total operating expenses	5,267	3,312

Loss from operations	(5,114)	(3,312)
Interest expense	(106)	(187)
Other income (expense), net	(1)	16

Net loss	$(5,221)	$(3,483)

Net loss per share attributable to common stockholders, basic and diluted	$(0.24)	$(0.21)

Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	21,876,985	16,791,362

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Investor Contact
Robert Clarke, CEO	William Duke, CFO
(781) 357-2333	(781) 357-2333
rclarke@pulmatrix.com	wduke@pulmatrix.com